Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zayo Group, LLC:

We consent to the use of our report dated September 24, 2015, with respect to the consolidated balance sheets of Zayo Group, LLC as of June 30, 2015 and 2014, and the related consolidated statements of operations, member’s equity, cash flows and comprehensive loss for each of the years in the three-year period ended June 30, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP

Denver, Colorado

October 12, 2015